 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-267864
PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated December 23, 2022)
Up to 22,900,000 Ordinary Shares issuable upon the exercise
of warrants
Up to 62,151,365 Ordinary Shares and 5,650,000 Warrants to
purchase Ordinary Shares offered by Selling Securityholders
of
TH International Limited

This prospectus supplement updates, amends and supplements the prospectus dated December 23, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-267864), with the information contained in the Current Report on Form 6-K furnished to the U.S. Securities and Exchange Commission (“SEC”) on December 28, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.
Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “THCH” and “THCHW,” respectively. On December 27, 2022, the closing price of our ordinary shares on Nasdaq was $3.30 per share, and the closing price of our warrants on Nasdaq was $0.158 per warrant.
Neither the SEC nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in such securities under “Risk Factors” beginning on page 39 of the Prospectus.
The date of this prospectus supplement is December 28, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16
under the Securities Exchange Act of 1934
For the month of December 2022
Commission File Number: 001-41516
TH International Limited

2501 Central Plaza
227 Huangpi North Road
Shanghai, People’s Republic of China, 200003
+86-021-6136-6616
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐
Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐
Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Amendment to Equity Support Agreement
On December 27, 2022, TH International Limited, a Cayman Islands exempted company (the “Issuer”), and Shaolin Capital Partners Master Fund Ltd, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, DS Liquid DIV RVA SCM LLC, and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC (each individually, a “Subscriber” and collectively, the “Subscribers”) entered into Amendment No. 2 to the Equity Support Agreement (the “Amendment”), dated March 8, 2022, between THIL and Shaolin Capital Management LLC, which assigned all of its rights and obligations under the agreement to the Subscribers on May 25, 2022, as amended by Amendment No. 1 to the Equity Support Agreement, dated July 28, 2022 (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them under the Agreement. The Amendment, among other things, amends the definitions of “First Reference Price Commencement Date” and “Reference Period” and extends the duration of the “First Reference Period” from 25 consecutive VWAP Trading Days to 27 consecutive VWAP Trading Days and the “Second Reference Period” and the “Third Reference Period” from 25 consecutive VWAP Trading Days to 30 consecutive VWAP Trading Days.
A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 6-K and is incorporated by reference herein. The above description is qualified in its entirety by reference to the full text of the Amendment.

INDEX TO EXHIBITS
Exhibit Number	Exhibit Title
10.1	Amendment No. 2 to Equity Support Agreement, dated December 27, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
TH International Limited
Date: December 28, 2022	/s/ Yongchen Lu Yongchen Lu Chief Executive Officer